Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated June 14, 2018
Relating to Preliminary Prospectus Supplement dated June 11, 2018 to
Prospectus dated May 7, 2018
Registration No. 333-224727

Explanatory Note

The following information updates and should be read together with the information contained in our preliminary prospectus supplement dated June 11, 2018, which we refer to herein as the prospectus supplement. In the prospectus supplement, we proposed to offer 2,500,000 primary shares of our common stock and the selling stockholder named therein proposed to offer 5,583,375 shares of Griffon’s common stock, in each case subject to market conditions. We have determined not to sell primary shares based on the price at which shares are expected to be sold in the offering, and are therefore withdrawing the shares of common stock to be offered by us from the offering, including the shares necessary to cover the underwriters’ 30-day option to purchase additional shares from us. As a result of our withdrawal of shares necessary to cover the underwriters’ 30-day option, the selling stockholder has reduced the amount of shares offered under the prospectus supplement from 5,583,375 to 4,855,109 shares of common stock and will grant the underwriters a 30-day option to purchase up to 728,266 additional shares of common stock from the selling stockholder (representing 15% of the aggregate amount of the reduced number of  shares of common stock offered by the selling stockholder pursuant to this offering). If the option is exercised in full, the selling stockholder will no longer own any shares of Griffon. This issuer free writing prospectus updates the information contained in the prospectus supplement to reflect the withdrawal of the shares to be offered by us, the reduction in the amount of shares offered by the selling stockholder and the grant by the selling stockholder of the 30-day option to the underwriters to purchase additional shares. This free writing prospectus discloses, among other things, the impact of the withdrawal of the primary portion of the offering on the use of proceeds and capitalization tables. Unless otherwise specified, all references to page numbers are to page numbers in the prospectus supplement and unless the context requires otherwise, the words “we,” “our,” and “us” refer to Griffon Corporation.

4,855,109 Shares

GRIFFON CORPORATION

Common Stock

The selling stockholder identified in the prospectus supplement is offering 4,855,109 shares of our common stock. We will not receive any proceeds from the sale of any shares by the selling stockholder.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “GFF.” On June 13, 2018, the last reported sale price of our common stock on the NYSE was $19.85 per share.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to the selling stockholder before expenses(2)	$	$

(1)	See “Underwriting (Conflicts of Interest)”

(2)	We have agreed to pay certain expenses of the selling stockholder incurred in connection with the sale of the shares offered hereby.

The selling stockholder has granted the underwriters an option for a period of 30 days to purchase an additional 728,266 shares of common stock from the selling stockholder at the initial price to the public less the underwriting discounts. If the underwriters exercise their option in full, the total underwriting discounts and commissions payable by the selling stockholder will be $     , and the total proceeds to the selling stockholder, will be $     . Assuming that the underwriters exercise their option to purchase additional shares of common stock from the selling stockholder, then after completion of this offering, we expect that the selling stockholder will no longer own any of our issued and outstanding common shares.

INVESTING IN OUR SECURITIES INVOLVES RISK. SEE “RISK FACTORS” BEGINNING ON PAGE S-18 OF THE PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS BEFORE DECIDING TO INVEST IN ANY OF OUR SECURITIES.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock is expected to be made on or about  , 2018.

Joint Book-Running Managers

J.P. Morgan	Goldman Sachs & Co. LLC

Baird	Deutsche Bank Securities	Wells Fargo Securities

Co-Managers

CJS Securities	Sidoti & Company, LLC

THE OFFERING

Issuer:	Griffon Corporation
Common Stock Offered by the Selling Stockholder:	4,855,109 shares

Common Stock to be Outstanding After this Offering:	45,624,500 shares

Option to Purchase Additional Shares of Common Stock

The selling stockholder has granted the underwriters an option for a period of up to 30 days from the date of the prospectus supplement to purchase up to 728,266 additional shares of our common stock from the selling stockholder at the public offering price less any underwriting discounts and commissions.

Assuming that the underwriters exercise their option to purchase additional shares of common stock from the selling stockholder, then after completion of this offering, we expect that the selling stockholder will no longer own any of our issued and outstanding common shares.

Use of Proceeds:	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder. See “Selling Stockholder” for more information about the selling stockholder.

Dividend Policy:

During 2017, 2016 and 2015, we declared and paid dividends totaling $0.24 per share, $0.20 per share and $0.16 per share, respectively. On January 30, 2018, the Board of Directors declared a quarterly cash dividend of $0.07 per share, paid on March 22, 2018. On March 7, 2018, the Board of Directors declared a special cash dividend of $1.00 per share, paid on April 16, 2018. On May 3, 2018, the Board of Directors declared a quarterly cash dividend of $0.07 per share, payable on June 21, 2018.

We currently pay and currently intend to pay dividends on our common stock each quarter; however, payment of dividends is determined by the Board of Directors at its discretion based on various factors, and no assurance can be provided as to the payment of future dividends.

Conflicts of Interest:

Because an affiliate of Goldman Sachs & Co. LLC, an underwriter, owns greater than 10% of our outstanding common stock prior to this offering and is the selling stockholder and will receive at least 5% of the net proceeds from this offering, Goldman Sachs & Co. LLC could be deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc., or Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. For additional information about these matters, see “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Risk Factors:

See “Risk Factors” beginning on page S-19 of the prospectus supplement and other information included in or incorporated by reference in the prospectus supplement and the accompanying prospectus, including the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2017 and any subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference.

NYSE Listing:	Our common stock is listed on the NYSE under the symbol “GFF.”

Stock Transfer Agent and Registrar	American Stock Transfer & Trust Co.

Outstanding Shares of Common Stock:

The number of shares of our common stock to be outstanding after this offering is based on 45,624,500 shares of common stock outstanding as of June 8, 2018, which includes 5,583,375 shares of common stock held by the selling stockholder, and excludes:

•	350,000 shares of common stock issuable upon exercise of outstanding options as of June 8, 2018, at a weighted average exercise price of $20.00 per share; and
•	349,328 shares of common stock issuable upon vesting of outstanding restricted stock units; and
•	1,192,566 shares of common stock reserved for issuance under our 2016 Equity Incentive Plan; and
•

Unless we specifically state otherwise, the prospectus supplement reflects and assumes no exercise of outstanding options and no exercise by the underwriters of their option to purchase additional shares from the selling stockholder.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder. We have agreed, pursuant to the Registration Rights Agreement between us and the selling stockholder, dated September 29, 2008, to pay certain expenses of the selling stockholder incurred in connection with the sale of the shares offered hereby, excluding underwriting discounts. For more information about the selling stockholder, see “Selling Stockholder.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2018 on a historical basis and on an as adjusted basis to give effect to offering as if it had occurred on March 31, 2018. You should read this table in conjunction with, and the table is qualified in its entirety by reference to, the section entitled “Use of proceeds” in this free writing prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in applicable reports filed pursuant to the Exchange Act and incorporated by reference in the prospectus supplement, including our Annual Report on Form 10-K for the year ended September 30, 2017 and any subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference.

	As of March 31, 2018
	Actual	As adjusted
	(Dollars in millions)
Cash and Cash Equivalents	$236.5	$236.5

Debt:
Revolving Credit Facility(1)	$14.9	$14.9
Senior Notes Due 2022	1,000.0	1,000.0
Other Debt(2)	92.0	92.0

Total Debt	$1,106.9	$1,106.9
Total Equity(3)	474.0	$474.0

Total Capitalization	$1,580.9	$1,580.9

(1)

As of March 31, 2018, we had $14.9 million outstanding under our revolving credit facility. On an as adjusted basis as of March 31, 2018, there would have been $320.2 million of availability under the revolving credit facility and $14.9 million in letters of credit expected to be outstanding.

(2)	Amount consists of outstanding amounts under our ESOP loans, capital leases, foreign lines of credit and term loans and other long-term debt.

(3)

On January 30, 2018, the Board of Directors declared a quarterly cash dividend of $0.07 per share, paid on March 22, 2018. On March 7, 2018, the Board of Directors declared a special cash dividend of $1.00 per share, paid on April 16, 2018. On May 3, 2018, the Board of Directors declared a quarterly cash dividend of $0.07 per share, payable on June 21, 2018.

SELLING STOCKHOLDER

The following table sets forth information with respect to the current beneficial ownership of the selling stockholder, the number of shares of common stock being offered by the selling stockholder hereby and information with respect to shares to be beneficially owned by the selling stockholder after completion of this offering. The table below assumes the exercise in full of the underwriters’ option to purchase additional shares of our common stock from the selling stockholder.

The number of shares and percentages of beneficial ownership set forth below are based on 45,624,500 shares of our common stock issued and outstanding as of June 8, 2018 and 45,624,500 shares issued and outstanding upon consummation of this offering. Beneficial ownership is determined under the SEC rules and regulations and generally includes voting or investment power over securities. Except as indicated in the footnotes to this table, we believe that the stockholder identified in the table possesses sole voting and investment power over all shares of equity securities shown as beneficially owned by the stockholder.

The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder. When we refer to the “selling stockholder” in this prospectus supplement, we mean the selling stockholder listed in the table below, as well as its respective pledgees, donees, assignees, transferees and successors and others who may hold any of such selling stockholder’s interest. The selling stockholder may be deemed to be an underwriter within the meaning of the Securities Act. Immediately after completion of this offering, we expect that the selling stockholder will no longer own any of our issued and outstanding common shares.

	Shares Beneficially Owned Prior to Offering(1)		Number of Shares Being Offered(2)	Shares Beneficially Owned After Offering(1)(2)
	Number	Percent		Number	Percent
GS Direct, L.L.C.(3)	5,583,375	12.2%	5,583,375	0	0%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Percentages are based on 45,624,500 shares of our common stock issued and outstanding as of June 8, 2018.

(2)

Assumes the sale of all of the shares of common stock offered by the selling stockholder pursuant to this prospectus supplement, the exercise in full of the underwriters’ option to purchase additional shares of common stock from the selling stockholder and no purchases by the selling stockholder of additional shares of our common stock.

(3)

Shares shown include 20,942 vested shares previously granted to Bradley J. Gross in his capacity as a director of the Company. Mr. Gross is a Managing Director in the Merchant Banking Division of Goldman Sachs & Co. LLC (“GS&Co”) and is a director designee of GS Direct, L.L.C. (“GS Direct”), the selling stockholder. GS&Co is the manager of GS Direct. Each of GS&Co and GS Direct are subsidiaries of The Goldman Sachs Group, Inc., a publicly traded company (“GS Group”, and together with GS&Co and GS Direct, “Goldman Sachs”). Mr. Gross has an understanding with Goldman Sachs pursuant to which he holds such securities for the benefit of Goldman Sachs. Each of GS Group, GS&Co and Mr. Gross (as a Managing Director of GS&Co) may be deemed to beneficially own all of the 5,583,375 shares listed above, and additionally 8,190 unvested shares of common stock granted to Mr. Gross in his capacity as a director of the Company. Each of Mr. Gross, GS Group, GS&Co and GS Direct disclaim beneficial ownership of such securities except to the extent of its or his pecuniary interest therein, if any. The address of GS Group, GS&Co and GS Direct is 200 West Street, New York, NY 10282.

UNDERWRITING (CONFLICTS OF INTEREST)

The selling stockholder is offering the shares of common stock described in the prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling stockholder have entered into an underwriting agreement with the representatives, on behalf of the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholder has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of the prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
J.P. Morgan Securities LLC
Goldman Sachs & Co. LLC
Robert W. Baird & Co. Incorporated
Deutsche Bank Securities Inc.
Wells Fargo Securities, LLC
CJS Securities, Inc.
Sidoti & Company, LLC

Total:	4,855,109

The underwriters are committed to purchase all of the shares of common stock offered if they purchase any shares. The obligations of the underwriters under the underwriting agreement, including their agreement to purchase shares, are several and not joint. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters have advised us that they initially propose to offer the shares to the public at the public offering price that appears on the cover page of the prospectus supplement. The underwriters may offer the shares to selected dealers at the public offering price less a concession of up to $  . After the initial offering of the shares, the underwriters may change the public offering price(s) and any other selling terms. Sales of shares made outside the United States may be made by affiliates of each underwriter.

The underwriters have an option to buy up to 728,266 additional shares of our common stock from the selling stockholder at the public offering price listed on the cover page of this prospectus supplement less underwriting discounts and commissions. The underwriters have 30 days from the date of the prospectus supplement to exercise this option to purchase additional shares. If any additional shares are purchased with this option, the underwriters will purchase such additional shares in approximately the same proportion as show in the table above. If any additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock, less the amount paid by the underwriters to the selling stockholder, per share of common stock. The underwriting fee is $         per share. The following table shows the per share and total underwriting discounts and commissions to be paid by the selling stockholder to the underwriters in connection with this offering. The amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock from the selling stockholder.

	Without option exercise	With full option exercise
Per share	$	$
Total	$	$

We have agreed, pursuant to a Registration Rights Agreement, dated September 29, 2008, to pay certain expenses of the selling stockholder, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions set forth in the table above, which we estimate to be approximately $        incurred in connection with the sale of the shares offered hereby.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to the underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that, without the prior written consent of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, we will not, subject to certain limited exceptions, during the period ending 90 days after the date of the prospectus supplement, or the restricted period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or submit to or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition, submission or filing, or

•

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock or any such other securities convertible into or exercisable or exchangeable for shares of our common stock, whether any such swap, arrangement or transaction described in this or the immediately preceding bullet is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.

Our directors and executive officers have agreed that, without the prior written consent of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, they will not, subject to certain limited exceptions, during the restricted period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including without limitation, our common stock or such other securities which may be deemed to be beneficially owned by such director or executive officer in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, or

•

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of our common stock or any such other securities convertible into or exercisable or exchangeable for shares of our common stock, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, or

•	make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

In addition, in the underwriting agreement, we and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Our common stock is listed on the NYSE under the symbol “GFF.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market prices of the shares of our common stock while this offering is in progress. These stabilizing transactions may include making short sales of the shares of our common stock, which involve the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares of our common stock in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase shares of our common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares of our common stock as part of this offering to repay the underwriting discount received by them. These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

In addition, in connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the NYSE in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by the prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by the prospectus supplement may not be offered or sold, directly or indirectly, nor may the prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession the prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of the prospectus supplement. The prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by the prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities.

Certain of the underwriters and their affiliates have provided in the past to us, our affiliates and the selling stockholder, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us, our affiliates and the selling stockholder in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions and reimbursement of expenses. In particular, certain underwriters or their affiliates are agents and lenders under our revolving credit facility.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Because an affiliate of Goldman Sachs & Co. LLC, an underwriter, owns greater than 10% of our common stock prior to this offering and is the selling stockholder and will receive at least 5% of the net proceeds from this offering, Goldman Sachs & Co. LLC could be deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc., or Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our Common Stock.

Bradley J. Gross, a director of the Company, is a designee of GS Direct, the selling stockholder. GS Direct is an affiliate of Goldman Sachs & Co. LLC. Mr. Gross is a Managing Director in the Merchant Banking Division of Goldman Sachs & Co. LLC. Mr. Gross was appointed pursuant to an Investment Agreement between us and GS Direct, dated August 7, 2008, and, effective as of the closing of this offering, will resign from our Board of Directors.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State, other than under the following exemptions:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares of common stock to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of common stock in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in the Dubai International Financial Centre

The prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or the DFSA. This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved the prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the shares may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in the United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, the prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. The prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Australia

The prospectus supplement:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

The prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, for the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Plan Investors

Each purchaser of shares of our common stock that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, (2) a plan or account subject to Section 4975 of the Code or (3) an entity deemed to hold “plan assets” of any such employee benefit plan, plan or account, by acceptance of a share of our common stock, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase the shares of our common stock and that such fiduciary:

(a)

is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control as specified in 29 CFR Section 2510.3-21(c)(1)(i) (excluding an IRA owner or a relative of an IRA owner if the purchaser is an IRA);

(b)	is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of Griffon, each underwriter and their respective affiliates, or the Transaction Parties;

(c)

is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser’s transactions with the Transaction Parties hereunder, or the Transactions;

(d)

has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the Transactions;

(e)

is a “fiduciary” under Section 3(21)(A) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the Transactions; and

(f)

understands and acknowledges the existence and nature of the underwriting discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, described in the prospectus supplement; and understands, acknowledges and agrees that no such discounts, commissions, fees or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the Transactions.

In the event that the regulation under Section 3(21) of ERISA issued by the U.S. Department of Labor on April 8, 2016 is no longer in effect, the representations above will be deemed to be no longer in effect, provided that such purchaser will be deemed to have represented and warranted that none of the Transaction Parties has acted as such purchaser’s fiduciary in connection with the Transactions.

 4,855,109 Shares

GRIFFON CORPORATION

Common Stock

Joint Book-Running Managers

J.P. Morgan	Goldman Sachs & Co. LLC

Baird	Deutsche Bank Securities	Wells Fargo Securities

Co-Managers

CJS Securities	Sidoti & Company, LLC

* * * * * * * *

The issuer has filed a registration statement (including the prospectus supplement and the accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC, c/o J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone, at (866) 803-9204; or Goldman Sachs & Co. LLC, c/o Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone, at (866) 471-2526, or by email, at prospectus-ny@ny.email.gs.com.